UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 15, 2006

Carrols Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-25629	16-0958146
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

968 James Street, Syracuse, New York	13203
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (315) 424-0513

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

ITEM 8.01. OTHER EVENTS

On February 15, 2006, Carrols Corporation (the “Company”) obtained a Consent and Waiver from its lenders under the Company’s Loan Agreement dated as of December 15, 2004 (the “Loan Agreement”), which governs its senior credit facility, that permits the Company to extend the time period to deliver its consolidated financial statements for the third fiscal quarter of 2005 to June 30, 2006. The waiver also permits the Company to extend the time period to deliver its annual audited consolidated financial statements for 2005 and its consolidated financial statements for the first fiscal quarter of 2006 to June 30, 2006, if necessary.

The following is certain background information related to the Company’s delay in filing its third quarter 2005 financial statements:

1.	As previously disclosed, the Company’s Audit Committee appointed Deloitte & Touche LLP on October 19, 2005, as the Company’s new independent registered public accounting firm, beginning with the review of the Company’s Quarterly Report on Form 10-Q for the period ended October 2, 2005 (the Company’s third quarter).

2.	As previously disclosed, the Company’s Quarterly Report on Form 10-Q for the period ended October 2, 2005, could not be filed timely because the Company was reviewing the following matters: (i) the classification and presentation of proceeds from qualifying sale/leaseback transactions in its statement of cash flows; and (ii) the accounting with respect to the depreciation of assets and recording of interest expense associated with lease financing obligations related to disqualifying sale-leaseback transactions recorded in the 2003 restatement of its consolidated financial statements.

3.	On January 19, 2006, the Company disclosed that it had concluded that it will restate its consolidated financial statements for periods ended prior to and including July 3, 2005. The Company’s review is not yet complete, and accordingly, it is unable to quantify the impact of the restatement on its consolidated financial statements.

4.	Based on the Company’s evaluation to date, it is anticipated that the adjustments to the historical consolidated financial statements will be to:

a.	Reclassify the proceeds from qualifying sale/leaseback transactions within the Company’s consolidated statement of cash flows from a financing activity to an investing activity;

b.	Decrease depreciation expense pertaining to assets subject to lease financing obligations. The Company has concluded that the portion of such assets that represents land should not be depreciated. The Company had previously based its depreciable lives for these assets (both land and building) on the twenty-year primary term of the underlying lease. The effect of this restatement will result in a decrease in the Company’s historical depreciation expense with a corresponding increase to the assets subject to lease financing obligations; and

c.	In connection with the decrease in depreciation expense referred to above, increase interest expense related to the lease financing obligations. In the past the Company has allocated the lease payments between interest and principal using an interest rate that would fully amortize the lease financing obligation by the end of the primary lease term. Because of the change in depreciation described above, there will be a remaining book value of the assets subject to the lease financing obligations at the end of lease, primarily for the land portion of the assets. Accordingly, the interest rate used to amortize the lease financing obligation must be increased so that the obligation is at a minimum equal to the remaining book value of the related leased assets in order to prevent the recognition of a non-cash loss at the time the lease ends.

The Company is currently reviewing its selection of an appropriate interest rate in order to properly apply the financing method of accounting, to address the issue described in 4(c) above and is also evaluating what effect, if any, that the existence of fair market value purchase options held by a third party to acquire, from the lessors, the properties underlying the subject leases and the Company’s corresponding right of first refusal to acquire such properties (in the event of a bona fide third party offer) may have on the selection of such interest rate.

The Company is currently reviewing and evaluating these issues and discussing them with both Deloitte & Touche LLP, its current registered independent public accounting firm, and PricewaterhouseCoopers LLP, the Company’s previous registered independent public accounting firm.

Resolution of these issues could take an extended period of time because there are alternatives and differing views as to the appropriate recording of these lease financing obligations. Consequently, while the Company hopes to resolve these issues quickly, it nevertheless has obtained from its lenders under the Loan Agreement an extension of time through June 30, 2006 to deliver its financial statements, as described above.

The Company does not believe that the adjustments described above would have any effect on the Company’s cash position or its financial covenants under either the Company’s senior credit facility or its 9% Senior Subordinated Notes.

Once these matters are resolved, the Company will file restated financial statements in an amended Annual Report on Form 10-K/A for fiscal 2004 and amended Quarterly Reports on Form 10-Q/A for the first two quarters of fiscal 2005. In addition, the Company has delayed the filing of its Quarterly Report on Form 10-Q for the fiscal quarter ended October 2, 2005 until the completion of its restatement and the filing of the amended Forms 10-K/A and 10-Q/A with the SEC.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARROLS CORPORATION

Date: February 16, 2006	By:	/s/ Paul R. Flanders
	Name:	Paul R. Flanders
	Title:	Vice President, Chief Financial Officer and Treasurer